Exhibit 10.14

EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”), dated as of November 11, 2007 (the “Effective Date”) by and between VioQuest Pharmaceuticals, Inc., a Delaware corporation with principal executive offices at 180 Mount Airy Road, Suite 102, Basking Ridge, NJ 07920 (the “Company”), and Michael Becker, residing at 1478 Greenmeadows Road, Yardley, PA 19067 (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer of the Company, and the Executive desires to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment.

(a) Services. The Executive will be employed by the Company as its President and Chief Executive Officer. The Executive will report to the Board of Directors of the Company (the "Board") and shall perform such duties as are consistent with his position as President and Chief Executive Officer (the “Services”). The Executive agrees to perform such duties faithfully, to devote all of his working time, attention and energies to the business of the Company, and while he remains employed, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

(b) Acceptance. The Executive hereby accepts such employment and agrees to render the Services.

2. Term. The Executive's employment under this Agreement (the "Term") shall commence on November 19, 2007 (the “Commencement Date”) and shall continue for a term of four (4) years, unless sooner terminated pursuant to Section 9 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement specified in Sections 6, 7, 10, and 11 shall survive the expiration or termination hereof.

3. Best Efforts; Place of Performance.

(a) The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

(b) The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in the State of New Jersey or eastern Pennsylvania, or wherever the principal executive offices of the Company shall hereafter be located, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate.

4. Directorship. The Company shall use its best efforts to cause the Executive to be elected as a member of its Board throughout the Term and shall include him in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire. The Executive agrees to accept election, and to serve during the Term, as director of the Company, without any compensation therefor other than as specified in this Agreement.

5. Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a) Base Salary. The Company shall pay the Executive an annual salary (the “Base Salary”) of Three Hundred Fifty Eight Thousand, Four Hundred Dollars ($358,400). Payment shall be made in accordance with the Company’s normal payroll practices in effect from time to time. Executive's Base Salary will be reviewed at least annually and may be increased in the sole discretion of the Company's Compensation Committee. The Base Salary may not be decreased, except upon a mutual written agreement between the parties.

(b) Bonus. Executive shall be eligible to receive cash bonuses as follows:
(1) in the event that the Company receives gross proceeds equal to or in excess of Ten Million Dollars ($10,000,000) as a result of the sale of its securities in one or a series of related transactions, the Company shall pay to Executive, within thirty (30) days after the date of the closing which results in the Ten Million Dollar ($10,000,000) threshold being satisfied, a one-time cash bonus, paid as a lump sum, in the amount of One Hundred Fifty Thousand Dollars ($150,000).

(2) in the event that the Market Capitalization (as defined below) of the Company shall exceed One Hundred Twenty-Five Million Dollars ($125,000,000) for a period of fifteen (15) consecutive trading days during the Term and the average trading volume of the Company’s common stock, par value $0.001 (“Common Stock”) during such period is at least One Hundred Thousand (100,000) shares per trading day (the “First Capitalization Milestone”), then the Company shall remit to Executive, within thirty (30) days after the occurrence of the First Capitalization Milestone, a one-time cash bonus, paid as a lump sum, in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000).

(3) in the event that the Market Capitalization of the Company shall exceed Two Hundred Fifty Million Dollars ($250,000,000) for a period of fifteen (15) consecutive trading days during the Term and the average trading volume of the Common Stock during such period is at least Two Hundred Thousand (200,000) shares per trading day (the “Second Capitalization Milestone”), then the Company shall remit to Executive within thirty (30) days after the occurrence of the Second Capitalization Milestone a one-time cash bonus, paid as a lump sum, in the amount of Five Hundred Thousand Dollars ($500,000).

(4) in the event that the Market Capitalization of the Company shall exceed Five Hundred Million Dollars ($500,000,000) for a period of fifteen (15) consecutive trading days during the Term and the average trading volume of the Common Stock during such period is at least Three Hundred Thousand (300,000) shares per trading day (the “Third Capitalization Milestone”), then the Company shall remit to Executive, within thirty (30) days after the occurrence of the Third Capitalization Milestone a one-time cash bonus, paid as a lump sum, in the amount of One Million Dollars ($1,000,000).

(5) in the event that the Market Capitalization (as defined below) of the Company shall exceed One Billion Dollars ($1,000,000,000) for a period of fifteen (15) consecutive trading days during the Term and the average trading volume of the Common Stock during such period is at least Four Hundred Thousand (400,000) shares per trading day (the “Fourth Capitalization Milestone”), then the Company shall remit to Executive within thirty (30) days after the occurrence of the Fourth Capitalization Milestone a one-time cash bonus, paid as a lump sum, in the amount of Two Million Dollars ($2,000,000).

For purposes of this Agreement, “Market Capitalization” shall be determined at any given time by multiplying the total shares of the Company’s Common Stock then issued and outstanding by the last reported closing price of the Company’s Common Stock on a nationally recognized securities exchange or in the over-the-counter market as reported by the OTC Bulletin Board or similar organization.

(c) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Agreement.

(d) Stock Options / Merger Options.

(i) Pursuant to the Company’s 2003 Stock Option Plan, as amended (the “Stock Incentive Plan”), the Company shall issue to Executive stock options (the “Stock Options”) to purchase 5,013,343 shares of the Company’s Common Stock (equal on the date of this Agreement to ten percent (10%) of the outstanding shares of Common Stock of the Company, determined on a Fully Diluted Basis (as defined below)). The Stock Options shall have an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant as determined in accordance with the Company’s stock option pricing policies and practices and the provisions of Section 409A of the Internal Revenue Code and regulations thereunder. “Fully-Diluted Basis” shall mean the number of shares of Common Stock outstanding as of the Commencement Date, plus the number of shares of Common Stock issuable on the Commencement Date if all then-vested and exercisable rights, options, or warrants were exercised on the Commencement Date, but shall exclude those rights, options or warrants with an exercise price or conversion price in excess of $.50 per share (and also shall exclude the Escrow Shares, as defined below). As a condition to the grant of the Stock Options, the Executive shall be required to execute and deliver the Company’s Stock Option Agreement. The Stock Options will vest in four equal annual installments, commencing with the first anniversary of the Commencement Date and ending on the fourth anniversary of the Commencement Date, subject to the terms of the Stock Incentive Plan and the Stock Option Agreement (such agreement to reflect the provisions of Section 10 hereof). Notwithstanding the foregoing, in the event that the foregoing grant exceeds the number of shares reserved and available for option grants under the Stock Incentive Plan, the Company shall immediately amend the Stock Incentive Plan to appropriately increase the number of reserved shares under the Stock Incentive Plan.

(ii) The Company shall issue the Executive additional stock options (the “Merger Options”) to purchase 856,440 shares of the Company’s Common Stock (equal on the date of this Agreement to ten percent (10%) of the shares of Common Stock that have not been, as of the date of this Agreement, released from escrow (the “Escrow Shares”) pursuant to the terms of the merger agreement by and among the Company, VQ Acquisition Corp. and Greenwich Therapeutics, Inc. dated July 1, 2005, as amended (the “Merger Agreement”)). The Merger Options will vest in four equal annual installments, commencing with the first anniversary of the Commencement Date and ending on the fourth anniversary of the Commencement Date, subject to the terms of the Stock Incentive Plan and the Stock Option Agreement (such agreement to reflect the provisions of Section 10 hereof), provided, however, the Merger Options will not be exercisable unless and until the Escrow Shares are released from escrow pursuant to the terms of the Merger Agreement, and provided, further, that (i) only that amount of the Merger Options will be exercisable equal to the pro-rata portion of those Escrow Shares that are released from escrow pursuant to the terms of the Merger Agreement and (ii) the Executive is an employee of the Company at the time of such release. By way of example and for illustration purposes only, if 40% of the Escrow Shares are released from escrow pursuant to the terms of the Merger Agreement, then 40% of the Merger Options shall become exercisable by the Executive, provided, however, such Merger Options have vested pursuant to the terms of this Agreement.

(e) Additional Stock Options. The Executive shall be eligible to receive additional stock options pursuant to the Company’s Stock Incentive Plan beginning on the second anniversary of this Agreement in an amount determined by the Board in its good faith and reasonable discretion. Within sixty (60) days of each anniversary following the second anniversary of this Agreement, the Executive and the Board shall discuss such grant and the Board will award the Executive such options as it may, in its sole discretion after discussion with the Executive, determine.

(f) Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(g) Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-called "fringe" benefits) as the Company shall make available to its senior executives from time to time.

(h) Vacation. The Executive shall be entitled to a vacation of four (4) non-consecutive weeks per annum, in addition to holidays observed by the Company. During the Term, the Executive shall not be entitled to carry forward vacation from one year of employment to the next year of employment, nor shall he receive any compensation for any unused vacation days

6. Confidential Information and Inventions.

(a) The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information of the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information owned by, or received by or on behalf of the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(b) Except with prior written authorization by the Company, the Executive agrees for a period of five (5) years from the termination of his employment with the Company not to disclose or publish:

(i) any of the Confidential and Proprietary Information; or

(ii) any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence.

(c) The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d) The Executive acknowledges that while performing the Services, the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company unless the Company has expressly abandoned its interest in such Third Party Inventions in writing.

(e) The Executive agrees that he will promptly disclose to the Company all Inventions initiated, made or conceived or reduced to practice, either alone or jointly with others, during the Term.

(f) The provisions of this Section 6 shall survive any termination of this Agreement.

7. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information and the Executive agrees that, during the Term and for either (i) six (6) months following the expiration or earlier termination of this Agreement or, (ii) if the Company is providing severance benefits to the Executive pursuant to Section 10(c) hereof, twelve (12) months (the “Termination Benefits Period”), he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly or indirectly competitive with the business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of in which the Company does business, which is deemed by the parties hereto to be New York, New Jersey, Connecticut, Massachusetts, Pennsylvania, and California. The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the Company shall be deemed to be actively engaged on the date hereof in the development and commercialization of medical technologies, including therapeutics, biologics, devices, and vaccines for the treatment, diagnosis, and/or prevention of (i) cancers by the inhibition, blocking, activation or other direct effect on the Akt family (Akt1, Akt2, and Akt3) that are members of the serine/threonine-specific protein kinase family or; (ii) “hand and foot syndrome” associated with the treatment of cancer; or (iii) cancers by the inhibition, activation blocking, or other direct effect on SHP-1 or SHP-2, two non-transmembrane tyrosine phosphatases. Notwithstanding the foregoing, nothing contained in this Section 7(a) shall be deemed to prohibit the Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation.

(b) The Executive hereby acknowledges and agrees that the covenant against competition provided for pursuant to Section 7(a) is reasonable with respect to its duration, geographic area and scope. If, at the time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area state herein.

(c) During the Term and the Termination Benefits Period (as defined in Section 7(a) above), the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i) solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate (as the term “affiliate” is defined in Paragraph 6); or hire for any purpose any employee of the Company or any affiliate; or hire any former employee who has left the employment of the Company or any affiliate of the Company within twelve (12) months of the termination of such employee’s employment with the Company or any such affiliate; or hire any former employee of the Company in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

(ii) solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates; or

(iii) solicit or accept employment or be retained by any Person who, at any time during the Term, was an agent, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate.

(d) The Company and the Executive each agree that both during the Term and for a period of five (5) years thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates (as defined above). Notwithstanding this Section, nothing contained herein shall limit or impair the ability of the Executive to provide truthful testimony in response to any validly issued subpoena.

(e) In the event that the Executive breaches any provisions of Section 6 or this Section 7 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to seek injunctive relief to enforce the restrictions contained in such Sections The Company and the Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in the State of New Jersey and each of the parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts.

(f) Each of the rights and remedies enumerated in Section 7(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.

(g) The provisions of this Section 7 shall survive any termination of this Agreement.

8. Representations and Warranties. The Executive hereby represents and warrants to the Company as follows:

(a) Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(b) The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

9. Termination. The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:

(a) The Executive’s employment hereunder may be terminated by the Board for Cause. Any of the following actions by the Executive shall constitute “Cause”:

(i) The willful failure, disregard or refusal by the Executive to perform his material duties or obligations under this Agreement;

(ii) Any willful, intentional or grossly negligent act by the Executive having the effect of materially injuring (whether financial or otherwise and as determined in good-faith by a majority of the members of the Board) the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

(iii) Willful misconduct by the Executive in respect of the material duties or obligations of the Executive under this Agreement, including, without limitation, willful insubordination with respect to lawful directions received by the Executive from the Board;

(iv) The Executive’s indictment of any felony involving moral turpitude (including entry of a nolo contendere plea);

(v) The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination;

(vi) Any material misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii) Breach by the Executive of any of the provisions of Sections 6, 7 or 8 of this Agreement; or

(viii) Breach by the Executive of any material provision of this Agreement other than those contained in Sections 6, 7 or 8 which is not cured by the Executive within thirty (30) days after notice thereof is given to the Executive by the Company.

(b) The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician selected and approved by the parties to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing six (6) months, his employment under this Agreement by reason of physical or mental illness or injury or (ii) upon rendering of a written termination notice by the Board after the Executive has been unable to substantially perform his duties hereunder for 60 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury, which is supported by a written statement from a reputable independent physician selected and approved by the parties. For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in a reasonable examination by a reputable independent physician retained by the Company and approved by the Executive. Nothing herein shall constitute a waiver of Executive’s right to dispute any assertion by the Company of Disability or termination on the grounds thereof.

(c) The Executive’s employment hereunder may be terminated by the Board upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means, following the Effective Date: (i) the acquisition by any Person (including a group of Persons within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership of any capital stock of the Company, if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement; or (ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination.

(d) The Executive’s employment hereunder may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, provided that Executive provides the Company with written notice of the occurrence of any such condition within 90 days of its occurrence and the Company fails to cure such condition within 30 days after the date it receives Executive’s written notice: (i) any material reduction by the Company of the Executive’s compensation or benefits payable hereunder; or (ii) any material reduction or change in the Executive’s duties, responsibilities or position; or (iii) a material breach by the Company of a material term of this Agreement; or (iv) a relocation of Executive’s principal place of employment by more than fifty (50) miles without Executive’s consent.

(e) The Executive’s employment may be terminated by the Company for any reason or no reason, subject to the terms of Section 10 of this Agreement.

10. Compensation upon Termination.

(a) If the Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to the Executive or to the Executive’s estate, as applicable, in a lump sum within 30 days after the date of termination, (i) his unpaid Base Salary through the date of his termination and (ii) any expense reimbursement amounts owed the Executive through the date of his termination, and shall provide to Executive his benefits in accordance with this Agreement through the date of his termination. In addition, subject to the provisions of Section 10(h) hereof, the Company shall continue to pay to the Executive or to his estate his Base Salary on the regular payroll dates of the Company for the period beginning on the day after the date of termination and ending on the date that is six (6) months following the date of termination. In the event that the Company provides Executive (his spouse and his dependents, if applicable) with medical, dental and hospitalization coverage (“Health Coverage”) at the time of termination of Executive’s employment and Executive (and/or his spouse and dependents, as applicable) elects continued Health Coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or, if inapplicable, under the applicable state statutes and regulations governing continuation of health care coverage to former employees (collectively, “COBRA”), for the twelve (12) month period following the date of termination, the Company shall reimburse Executive for the amount of the COBRA payments, less the amount that Executive would have been obligated to make in order to receive the Health Coverage under the Company’s programs (as in effect at the time of termination of employment). Subject to Section 10(h) hereof, the Company will make reimbursement payments to Executive on a monthly basis on the last payroll date of the month for the previous month’s COBRA payments. All Merger Options and Stock Options that are scheduled to vest on the next succeeding anniversary of the Commencement Date shall be accelerated and deemed to have vested as of the termination date. All Merger Options and Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be forfeited to the Company as of such date. Merger Options and Stock Options that have vested as of the Executive’s termination shall remain exercisable for ninety (90) days following such termination, provided, however, Merger Options that are not exercisable upon their terms at the time of such termination may not be exercised and shall be forfeited to the Company as of such date.

(b) If the Executive’s employment is terminated by the Board for Cause or by the Executive for other than Good Reason, then the Company shall pay or provide to the Executive (i) his unpaid Base Salary, (ii) any expense reimbursement amounts owed the Executive and (iii) his benefits in accordance with this Agreement, all through the date of his termination. The Executive shall have no further entitlement hereunder to any other compensation or benefits from the Company. All Merger Options and Stock Options that have not vested as of the date of termination shall be forfeited to the Company as of such date. Merger Options and Stock Options that have vested as of the Executive’s termination shall remain exercisable for 90 days following such termination, provided, however, Merger Options that are not exercisable upon their terms at the time of such termination may not be exercised and shall be forfeited to the Company as of such date.

(c) If the Executive’s employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control, is terminated by the Company other than as a result of the Executive’s death or Disability or other than as set forth in Section 9(a), or is terminated by the Executive for Good Reason, then the Company (or its successor, as applicable) shall pay to Executive, in a lump sum within 30 days after the date of termination, (i) his unpaid Base Salary through the date of his termination and (ii) any expense reimbursement amounts owed the Executive through the date of his termination, and shall provide to Executive his benefits in accordance with this Agreement though the date of his termination. In addition, subject to the provisions of Section 10(h) hereof and Section 10(d) hereof, the Company shall continue to pay to the Executive his Base Salary on the regular payroll dates of the Company for the period beginning on the first payroll date that occurs on or after the 31st day after the date of termination and ending on the date that is twelve (12) months following such date. In the event that the Company provides Executive (his spouse and his dependents, if applicable) with Health Coverage at the time of termination of Executive’s employment and Executive elects continued Health Coverage under COBRA, subject to Section 10(d), for a twelve (12) month period beginning on the first month-end payroll date that occurs on or after the 31st day after the date of termination, the Company shall reimburse Executive for the amount of the COBRA payments, less the amount that Executive would have been obligated to make in order to receive the Health Coverage under the Company’s programs (as in effect at the time of termination of employment). Subject to Section 10(h) hereof (and the foregoing sentence), the Company will make reimbursement payments to Executive on a monthly basis on the last payroll date of the month for the previous month’s COBRA payments. The Company’s continuing Health Coverage reimbursement obligations under this Section 10(c) shall cease in the event that Executive has the ability to obtain Health Coverage from a subsequent employer. All Merger Options and Stock Options that are scheduled to vest on the next succeeding anniversary of the Commencement Date shall be accelerated and deemed to have vested as of the termination date. All Merger Options and Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be forfeited to the Company as of such date. Merger Options and Stock Options that have vested as of the Executive’s termination shall remain exercisable for 90 days following such termination provided, however, Merger Options that are not exercisable upon their terms at the time of such termination may not be exercised and shall be forfeited to the Company as of such date. Notwithstanding the foregoing, if Executive's employment is terminated upon a Change of Control and such Change of Control is a result of (i) a merger, consolidation, share exchange, or other business combination transaction, (ii) a sale by the Company of all or substantially all of its assets for consideration, or (iii) the sale by the Company of newly issued securities resulting in gross proceeds in excess of $60,000,000, then in each case all Merger Options and Stock Options that have not vested as of the termination date shall be accelerated and deemed to have vested as of the termination date.

(d) Notwithstanding anything to the contrary contained herein, no payments shall be made to Executive pursuant to Section 10(c) hereof (other than unpaid Base Salary and reimbursements for business expenses, both through Executive’s date of termination), whether for Base Salary continuation or reimbursement of Health Coverage, and no acceleration of vesting of the Merger Options or Stock Options shall occur pursuant to Section 10(c) hereof unless Executive executes and delivers to the Company within 30 days after the date of termination a general mutual release in favor of the Company, its affiliates and their respective officers, directors, shareholders, members, partners, managers, employees, plan administrators, agents and attorneys, as well as any predecessor, future successor or estate or assign of any of the foregoing from all legally releasable claims and liability (other than the payments and benefits due under this Agreement) in a form reasonably satisfactory to the Company and Executive (and the release is not rescinded and remains in effect). The mutual release shall not release Executive from claims or liability relating to Executive’s acts or omissions involving or arising from fraud, theft, criminal acts, or violations of securities law while employed by the Company. Notwithstanding the foregoing, the Company shall have no obligation to provide Executive with a release of any claims or liability if the Company terminates Executive's employment in accordance with Section 9(a).

(e) This Section 10 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 10.

(f) Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(g) The obligations of the Company that arise under this Section 10 shall survive the expiration or earlier termination of this Agreement.

(h)  If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the termination date (the "New Payment Date"). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the termination date and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Sections 9 and 10 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(i) Anything in this Agreement to the contrary notwithstanding, if in the event of a Change of Control, it is determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity to or for the benefit of the Executive (the "Payments") would result in an excise tax within the meaning of Section 4999 of the Internal Revenue Code of 1986, as amended ("Code") (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company (or any successor entity) shall pay to Executive an additional payment ("Gross Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross Up Payment, the Executive retains an amount of the Gross Up Payment equal to the amount the Excise Tax imposes upon the Payments.

11. Indemnification. The Company shall defend and indemnify the Executive in his capacity as Chief Executive Officer of the Company to the fullest extent permitted by the Company’s articles and by-laws and under the Delaware General Corporate Law (the “DGCL”). Within sixty (60) days of the Effective Date, the Company shall also establish a policy for indemnifying its officers and directors, including but not limited to the Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to the obtaining of an appropriate level of Directors and Officers Liability coverage and including such provisions in the Company’s by-laws or certificate of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

12. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to its principles of conflicts of laws.

(b) Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in New Jersey in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect before a panel of three arbitrators appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 6 and 7 hereof, the parties hereby submit to the non-exclusive jurisdiction of the courts of the State of New Jersey, or the United States District Court for the District of New Jersey, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to below in paragraph (g) of this Section 12. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the panel of arbitrators. Pending such resolution of any claim, the Executive shall be entitled to continue to receive all payments and benefits due under this Agreement or otherwise, unless the arbitration panel determines otherwise. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d)  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)  This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier or when actually received if sent by registered or certified mail. Each party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g) of this Section 12.

(h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(l) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Additionally, unless the context requires otherwise, "or" is not exclusive.

(m)  This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments due under this Agreement shall comply with Section 409A . For purposes of section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

By: /s/ Stephen C. Rocamboli
Name: Stephen C. Rocamboli
Title: Chairman

By: /s/ Michael Becker
Name: Michael Becker